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                                                                    Exhibit 21.1

                                  Subsidiaries

    The subsidiaries of American Lawyer Media Holdings, Inc. are as follows:

 Name                                           Jurisdiction of Incorporation
 American Lawyer Media, Inc.                    Delaware

         The subsidiaries of American Lawyer Media, Inc. are as follows:

 Name                                           Jurisdiction of Incorporation
 National Law Publishing Company, Inc.          New York

    The subsidiaries of National Law Publishing Company, Inc. are as follows:

 Name                                           Jurisdiction of Incorporation
 The New York Law Publishing Company            New York
 NLP IP Company                                 Delaware
 PPC Publishing Corporation                     New York